UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 1, 2017

Digital Power Corporation

(Exact Name of Registrant as Specified in Charter)

California	001-12711	94-1721931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA	94538-3158
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 657-2635

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 1 – Registrant’s Business and Operations.

Item 1.01     Entry into a Material Definitive Agreement

Loan and Security Agreement with I.AM, Inc.

On November 1, 2017, Digital Power Corporation (the “Company”) and I.AM, Inc. (“I.AM”) entered into a Loan and Security Agreement (“Loan Agreement”) pursuant to which the Company will provide I.AM a non-revolving credit facility of up to $1,300,000, for a period ending on September 25, 2022, subject to the terms and conditions stated in the Loan Agreement, including that the Company having available funds to grant such credit. Advances on the credit facility accrue at a rate of 6.0% on the outstanding daily balance (barring any late penalty). The Loan Agreement is secured by the assets of I.AM’s membership interests in three restaurant LLCs.

The foregoing is only a brief description of the material terms of the Loan Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the exhibit.

Purchase and Sale of Future Receivables with Libertas Funding LLC

On November 1, 2017, Digital Power Corporation (“Digital”) and Libertas Funding LLC (“Libertas”), entered into an Agreement for the Purchase and Sale of Future Receivables pursuant to which Digital and Libertas collectively sold the rights of up to $594,000 in future receipts of Digital for $400,000. If Digital pays Libertas by January 3, 2018, the purchased amount will be discounted to $497,000. Until that date, no specific payment schedules are required.

After January 3, 2018, if Digital has not paid the $497,000, Digital agrees to pay the aggregate of $594,000 in future receipts under the following terms. Digital will be obligated to pay $24,750 on a weekly basis. The payment of $24,750 was computed by multiplying the initial daily amount of $4,714 which represents the product of Digital’s and Libertas’ average monthly sales times 20% divided by the average business days in a calendar month until the purchased price of $594,000 has been paid in full.

The term Future Receipts means cash, check, ACH, credit card, debit card, bank card, charged card or other form of monetary payment. In connection with entering into the agreement, Digital paid an $8,000 due diligence fee. In addition, the purchase price of $400,000 has been personally guaranteed by Philou Ventures, LLC, Digital’s largest shareholder and by Milton and Kristine Ault, two of Digital’s directors. The proceeds will be used to pay suppliers and vendors in connection with Digital’s fulfillment of its $50 million purchase order with MTIX.

Purchase and Sale of Future Receipts with TVT Capital LLC

On November 1, 2017, Digital Power Corporation (“Digital”) entered into an Agreement for the Purchase and Sale of Future Receipts with TVT Capital LLC (“TVT”) pursuant to which Digital sold up to $222,750 in Future Receipts of Digital for $150,000. If Digital pays TVT by January 3, 2018, the purchased amount will be discounted to $177,000. Until that date, no specific payment schedules are required.

After January 3, 2018, if Digital has not paid the $177,000, Digital agrees to pay an aggregate amount of $222,750 under the following terms. Digital will be obligated to pay $13,255 on a weekly basis. The payment of $13,255 was computed by multiplying the initial daily amount of $2,651 which represents the product of Digital’s average monthly sales times 15% divided by the average business days in a calendar month until the purchase price of $222,750 has been paid in full.

The term Future Receipts means cash, check, ACH, credit card, debit card, bank card, charged card or other form of monetary payment. In connection with entering into the agreement, Digital paid a $4,500 origination fee. The Agreement also includes warrants to purchase 75,000 shares of Digital’s common stock at an exercise price of $0.725 per share. In addition, the purchase price of $150,000 has been personally guaranteed by Milton Ault, III, Digital’s Executive Chairman. The proceeds will be used to pay suppliers and vendors in connection with Digital’s fulfillment of its $50 million purchase order with MTIX.

Item 3.02      Unregistered Sales of Equity Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of the warrant is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Form of Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIGITAL POWER CORPORATION

Date: November 7, 2017	By: /s/ Amos Kohn
Amos Kohn
Chief Executive Officer